Exhibit 10.41

OFFICE TRANSLATION

3028A

Lease Agreement

between

Mo Industripark AS

Business registration no 914 780 152

(hereinafter referred to as the Lessor or MIP)

and

Freyr Battery Norway AS

Business registration no 926 089 862

(hereinafter referred to as the Tenant)

Agreement no. 3028A - Kamstålbygget

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3028A

1.	The Lease Object.
1.1.

The lease agreement encompasses building no. 315 with the areas specified in the enclosed area drawings (Appendix 1). Address Terminalveien 22, 8624 Mo i Rana. Land no/title no 20/538 in Rana Municipality.

1.2.	More about the leased area:

Building 315 Leased area, GRA 13,560m2

1.3.

The Tenant takes over the premises as described in the Building Description (Appendix 2) and in accordance with the takeover protocol (form included as Appendix 3). In connection with takeover of the rental object, a takeover inspection shall be carried out. From such takeover inspection, a takeover protocol shall be completed and signed by both parties.

1.4.	The purpose of the lease agreement is: Production activities, including production, testing, recycling, storing raw materials and batteries and all related activities.
1.5.	The Tenant shall provide surety in accordance with terms included in Appendix 5.
2.	Furnishing / alteration of the premises.

If the Tenant's use makes it necessary to make structural changes to the building's supporting structures, external roofs and walls and similar of the premises, the Lessor's written consent must be given before the work is started. The Lessor's consent cannot be denied without just cause.

The Lessor is deemed to have consented to the structural changes described in Appendix 4 upon entering into this agreement.

Unless otherwise agreed in writing between the Parties, or is set out in Appendix 4, the Lessor's consent pursuant to clause 2 in this agreement does not entail that the Tenant is given the right to return the premises without these being returned in the condition they were in upon takeover.

The assembly of production equipment, installations, machinery and fixtures as part of interior fittings for use of the premises does not require the consent of the Lessor. The Tenant's obligation to reverse changes applies correspondingly to such installations, etc.

3.	Rental price, rent payments and adjustment of rent.
3.1.

From the commencement of the lease and up until 30 June 2024, the rent is NOK 5,474,850 excluding VAT per year (NOK 475 x 0.85 x 13560). Thereafter, the rent is NOK 6,441,000, excluding VAT per year (NOK 475 x 13560). In addition, additional rent will added to the extent this is agreed in writing.

The rental amounts stated herein are subject to index regulation in line with Clause 3.3.

3.2.	The rent is due in advance once per month. Payment must be made by the first of each month.

MIP is entitled to calculate interest on overdue rent due according to the Late Payment Interest Act.

3.3.

The rent is subject to annual index adjustment with effect from 1 January every year, the first time effective from 1 January 2022. Such adjustment shall not lead to the rent being decreased, unless there is a significant fall in the consumer price index, in which case the parties shall meet to agree on compensating measures. The adjustment is made on the basis of the development in Statistics Norway's consumer price index.

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3028A

The basic index is the price index as of October 2020, and the annual adjustments are made based on the index figure for the month of October in the year before the adjustment is implemented. The other provisions in the Tenancy Act Chapter 4 regarding adjustment of rent shall not apply to this agreement.

Regardless of the index adjustment set out above, the Lessor is entitled to increase the rent proportionately if public fees or taxes applicable to real property increase significantly. Likewise, the Lessor is entitled to adjust the rent in the event that new public charges are introduced on real property. If any other public regulations that entail investment or increased costs are imposed on the Lessor, up to half of the share that fall on the rental object may form basis for adjustment of the rent. If other public regulations that result in investments or increased costs are imposed on the Lessor due to the Tenant's activities, this gives the Lessor the right to adjust the rent correspondingly to the increased costs. Such regulation may take place from the date the amendments receive a cost effect for the Lessor.

4.	Lease period.

The lease commences 12 August 2021 and expires without termination on 11 August 2031. If the premises are ready for takeover at an earlier time, the lease shall commence when the takeover protocol has been signed by the Tenant.

In addition, the Tenant is entitled to extend the lease with an additional two periods of 5 years on the same terms.

The lease period will automatically be extended with an additional lease period if the Tenant does not provide written notification about termination no later than 6 months prior to the expiry of the current lease period.

From the date of entering into the agreement and up until 31 December 2021, the Tenant has the right to terminate the agreement with 3 months' written notice, subject to the payment of six months' rent from the expiry of the termination period. The rental object shall be handed over to the Lessor no later than by the end of the termination period. The Tenant shall also cover the Lessor's costs related to adaptation of the rental object as described in the Preparatory Work Agreement. The Tenant's obligation to return the rental object to the state it was in at takeover, cf clause 10, applies correspondingly.

5.	Value Added Tax.
5.1.

As per signing the agreement, the parties have assumed that the entire rental object shall be covered by the Lessor's voluntary registration in the Value Added Tax Register. The Tenant ensures that the use of the premises meets the conditions for registration from the date of contract signing and for the entire lease period.

5.2.	The Lessor has the right to add value added tax at the rate applicable at any given time to the rent, etc., which is at any time covered by the Lessor's voluntary registration.
5.3.

If the Lessor approves of sub- lease, the Tenant shall include in the sub-lease agreement that the sub-lease shall be treated as subject to value added tax, and invoice the rent with the addition of value added tax. Corresponding documentation as in Clauses 5.4. and 5.5. shall then be obtained from the sub-tenant.

5.4.

The Tenant must immediately provide the Lessor with information on circumstances that may result in a change in the value added tax status of all or part of the rental object. The Tenant shall, within 14 days, respond in writing to the Lessor's annual Tenant's declarations regarding the Tenant's use of the rental object during the year.

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3028A

5.5.

If the Lessor has consented to the Tenant making investments on the rental object and the costs are covered by the Adjustment Rules in the Value Added Tax Act, the Tenant shall, without undue delay, prepare and present to the Lessor a statement satisfying the at any time applicable requirements in the Norwegian Value Added Tax Act for registration and documentation on acquisition and manufacturing of capital goods.

5.6.	Upon termination of the lease, the Tenant and any sub-tenants shall retain their own adjustment obligations.
5.7.

The Tenant shall keep the Lessor indemnified from any loss, including reduced right to deduction and reversal/adjustment of deducted input VAT as well as interest, surcharges and other costs associated with such losses, as a result of (i) changes to the rules that cause the Tenant's use/business to no longer be subject to VAT, (ii) the Tenant's change of use, (iii) sublease, corporate/organizational changes, (iv) defects or negligence etc.

5.8.

Any claims arising from the provisions of this clause 5 shall fall due for payment upon demand. Claims arising from the Lessor's obligation to reverse/adjust deducted input VAT will, however, fall due for payment no earlier than 14 days before the due date for the Lessor's payment obligation to the Norwegian state.

6.	Use of the Premises

The premises are assumed to be used in accordance with the purpose. Changes of use require the written consent of the Lessor. The Lessor's consent cannot be denied without just cause.

Sublease is subject to the consent of the Lessor. Consent may not be denied without just cause.

7.	The Lessor's obligations during the lease period.
7.1.	The Lessor's liability for operating costs.

7.1.1.	Building insurance.

The Lessor shall cover general building insurances.

Obtaining other insurances is the Tenant's responsibility. If the Tenant's changes of business lead to increased building insurance premiums or other claims from the Lessor's insurance company, these shall be covered by the Tenant.

7.1.2.	Property tax.

The Lessor covers the costs of property tax related to the rental object and associated common areas. Any increase in property tax as a result of the Tenant's measures or investments shall be covered by the Tenant.

7.2.	The Lessor's maintenance obligations.

The Lessor's maintenance obligations under this clause also include replacement as far as the relevant component can no longer be maintained.

7.2.1.	External maintenance.

The Lessor is responsible for external maintenance, exclusive gates, doors and any glass in the external wall. The maintenance obligation does not include the Tenant's own installations, including but not limited to signs, ventilation outlets, etc.

The Lessor shall notify the Tenant as quickly as possible and no later than six weeks before external maintenance is initiated unless such period entails the risk of damage to the rental object or other installations, etc.

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3028A

7.2.2.	Internal maintenance.

The Lessor is responsible for the building's general basic installations that existed at the takeover date such as power supply up to the Tenant's fuse box, waterborne heating up to heat exchanger, water supply and sewer drainage to the Tenant's premises. The Tenant shall be responsible for any installation or cost, including basic installations, installed by the Tenant itself or that has been specifically installed for the Tenant's activities.

7.2.3.	Retainment of rent

If the Lessor does not perform necessary maintenance without unfounded delay in accordance with his obligations under the agreement, the Tenant may withhold rent corresponding to the costs of obtaining such maintenance until such maintenance has been carried out.

8.	The Tenant's operational and maintenance obligations.
8.1.	Cleaning and waste management

The costs of cleaning the rental object and handling waste is the Tenant's responsibility.

8.2.	Water and Drainage

The costs of water and drainage in the rental object is the Tenant's responsibility.

8.3.	Energy

Energy costs relating to heating, lighting and operations in the building is the Tenant's responsibility.

8.4.	The Tenant's obligations to cover operating expenses.

Unless otherwise stipulated in the other provisions in the agreement, it is the Tenant's duty to cover any costs in respect of the Tenant's own operation of the rented premises and areas otherwise covered by the lease agreement.

8.5.	The Tenant's responsibility for maintenance.

The Tenant's maintenance obligations also include replacing smaller installations and fixtures as far as the relevant component can no longer be maintained. The Tenant is responsible for replacing installations, etc., that the Tenant has brought into the rental object. The Tenant is fully responsible for internal maintenance of the rented premises to which he has exclusive access. Among other things, the liability includes (i) all permanent installations in the rented premises to the extent these are not part of the building's general basic installations that the Lessor is responsible for, see Clause 7.2.2. (ii) surface treatment of floor walls and ceilings, (iii) special equipment, installations or fixtures – including lifting equipment, control panels, gas, air and welding installations, (iv) all other installations, etc., that the Tenant has brought into the rental object.

Costs relating to service and maintenance of the ventilation system is the Tenant's responsibility.

The Tenant is also responsible for the maintenance of gates, doors and any glass in the external wall.

The Tenant acknowledges and accepts that its liability under this agreement so far concerns gates, doors and any glass on the external wall exceeds the liability pursuant to the rules in the Tenancy Act.

The Tenant is responsible for keys distributed to the Tenant. Any new keys/cylinders must be paid by the Tenant. The same applies to any loss of keys where the cylinder is required.

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3028A

The Tenant is obliged to treat the rented premises and the property in general with due care and is liable for all damage to the rented premises and the property owed to him or other persons to which he has granted access to the premises or to the property in general.

8.6.

All maintenance work shall be carried out properly and craftmanslike and with no unfounded delay. If the Tenant does not perform the necessary maintenance of the premises and installations within a reasonable time after written notice from the Lessor, the Lessor is entitled to allow such work carried out at his expense.

9.	Breach of Contract/Eviction of the Tenant.
9.1.	The Tenant is responsible for any costs resulting from clearing the rental object due to forced eviction or other vacation.
9.2.

The Tenant accepts forced eviction if the rent or any agreed additional payments are not paid, see Section 13-2, paragraph three (a) of the Enforcement Act. The Tenant accepts forced eviction upon the expiration of the rental period, see Section 13-2, paragraph three (b) of the Enforcement Act.

9.3.	In the case of material breach of the lease agreement, the Lessor may terminate the lease, and the Tenant shall then immediately vacate the rental object.
9.4.

If the Tenant is evicted or vacates the premises at the request of the Lessor due to default or vacates the rental object as the result of bankruptcy, the Tenant shall pay the rent for the remaining lease period. The payment obligation applies only to the extent that the Lessor is not able to cover his loss through other rental. The Lessor shall loyally seek to rent out the property in accordance with the general duty to mitigate losses. The Tenant must also pay any costs resulting from eviction and tidying/cleaning of the rental object. The same applies to any costs associated with the reversal of the Tenant's works and costs relating to new lease.

10.	Vacation.

The Premises shall be returned with the same structural furnishings and standards as at the Tenant's takeover, unless otherwise is agreed in writing between the Parties. The premises must be returned tidied and cleaned with all window panes intact and in otherwise good condition, except for deviation caused by ordinary wear and tear.

When the Tenant removes its assembled operational equipment, all connections, inputs and foundations of the operating equipment shall be removed and the premises shall be repaired after the disassembly. Constructional changes carried out by the Tenant shall be reversed unless otherwise is agreed or set out in Appendix 4, cf section 2.

Fixtures, cords, mountings, flooring etc., which the Tenant has brought to the premises are not covered by the Tenant's removal obligation upon winding up and shall devolve on the Lessor without compensation.

No later than six months before the expiry of the lease, the parties shall carry out a joint inspection of the rental object to determine any work that may be necessary to bring the rental object to the state required upon its return.

11.	Disputes.

Disputes in connection with this agreement with any additional agreements are subject to the rules in the Norwegian Dispute Act with Rana municipality as the legal venue.

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12.	Miscellaneous provisions

Unless otherwise is determined in the Agreement, the Norwegian Tenancy Act applies to this agreement. The following provisions of the Tenancy Act do not apply; Sections 2-15, 3-5, 3-6, 3-8, 4-3, 5-4, paragraph one, 5-8, first to and including fourth paragraphs, 7-5, 8-4, 8-5, 8-6, paragraph two and 10-5.

Either party may allow the agreement to be registered in the Land Registry at its own expenses.

This Agreement is conditional upon the Tenant having approved and, no later than at the time of entering into the current agreement, having signed the "Framework Agreement for delivery of goods and services from Mo Industripark AS".

13.	Special additions

The parties have made themselves familiar with the appendices to the agreement and approve by their signature the appendices as part of the agreement.

***

Appendices:

1.	Specification of the rental object (area drawings).
2.	Building description.
3.	Takeover Protocol.
4.	The Tenant's planned constructional changes.
5.	Surety.

***

This Agreement has been made in two copies, of which the parties have retained one each.

Mo., on 19 July 2021

/s/ Anne Ulriksen	/s/ Tom Einar Jensen
Lessor's signature	Tenant's signature

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